EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 1, 2023 with respect to the statement of condition including the related portfolio schedule of Inflation Hedge Portfolio 2023-4 (included in Invesco Unit Trusts, Series 2323) as of November 1, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-274463) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 1, 2023